EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release

October 23, 2008

FIRST NATIONAL CORPORATION REPORTS THIRD QUARTER EARNINGS

Strasburg, Virginia (October 23, 2008) --- First National Corporation (OTCBB: FXNC) reported earnings of $1.3 million, or $0.44 per basic and diluted share, for the third quarter of 2008 compared to $1.6 million, or $0.54 per basic and diluted share for the same period in 2007. Harry S. Smith, President and CEO, stated “I am pleased to report another profitable quarter, in spite of the current economic conditions and the increase in our allowance for loan losses.  Although significant reserves were not required for non-performing assets, and net charge-offs have been relatively low, we increased the allowance to reflect higher levels of inherent risk in the portfolio.  The Company remains well-capitalized and has now improved capital ratios for three consecutive quarters.”

Earnings decreased in the third quarter of 2008 compared to the same period in 2007 primarily due to the provision for loan losses totaling $385 thousand for the third quarter of 2008 compared to no provision for the same period of 2007. Return on assets and return on equity were 0.95% and 12.78%, respectively, for the third quarter of 2008 compared to 1.18% and 17.81% for the same quarter in 2007. Total assets increased $14.8 million or 3% during the last twelve months to $548.5 million at September 30, 2008 compared to $533.7 million one year ago. In addition, the Company’s trust and investment advisory group had assets under management of $194.2 million at September 30, 2008.

Net interest income decreased slightly to $4.6 million for the third quarter of 2008 compared to $4.7 million for the same quarter of 2007. The net interest margin decreased 9 basis points, while average interest-earning assets increased $9.8 million when comparing the two periods. The decreased margin resulted from lower noninterest-bearing demand deposit balances in the third quarter of 2008.

Noninterest income totaled $1.5 million for the third quarter of 2008 and for the same quarter of 2007. Fees for other customer services increased 16% to $733 thousand for the third quarter of 2008, compared to $631 thousand for the same period in 2007. This increase resulted from an increase in fee income from trust and investment advisory services and ATM and check card fees. Gains on sales of loans decreased 79% to $24 thousand for the third quarter of 2008 compared to $116 thousand for the same quarter of 2007. Noninterest expense increased 1% to $3.9 million for the third quarter of 2008 compared to $3.8 million for the same period in 2007.

Net charge-offs were $43 thousand for the third quarter of 2008, compared to $21 thousand for the third quarter of 2007. Non-performing assets totaled $10.2 million compared to $1.6 million one year ago. At September 30, 2008, non-performing assets consisted of $5.7 million in residential development loans, including one loan totaling $3.0 million. Non-performing assets were also comprised of $2.7 million in commercial real estate loans, including $1.3 million to one borrower. Management believes these loans are well-secured. An increase in non-performing assets, potential problem loans and less favorable economic conditions resulted in a loan loss provision of $385 thousand in the third quarter of 2008 compared to no provision for the same period in 2007. As a result, the allowance for loan losses increased $846 thousand to $4.8 million or 1.07% of total loans at September 30, 2008, compared to $4.0 million or 0.92% of total loans at September 30, 2007.

For the nine months ended September 30, 2008, net income was $4.1 million or $1.41 per basic and diluted share. This was a 4% decrease compared to $4.3 million in net income or $1.46 per basic and diluted share for the same period in 2007. Return on assets was 1.02% for the nine months ended September 30, 2008 compared to 1.09% for the same period in 2007, and return on equity was 13.87% for the nine months ended September 30, 2008 compared to 16.69% for the same period in 2007.

Net interest income increased 3% to $13.9 million for the nine months ended September 30, 2008 compared to $13.4 million for the same period in 2007. This increase was the result of a 2 basis point increase in the net interest margin and a $12.9 million increase in average interest-earning assets when comparing the two periods. The net interest margin was 3.71% for the nine months ended September 30, 2008, compared to 3.69% for the same period in 2007.

Noninterest income increased 7% to $4.5 million for the nine months ended September 30, 2008 from $4.2 million for the same period in 2007. Fees for other customer services increased 20% to $2.2 million compared to $1.8 million for the same period in 2007. This increase was attributable to increases in fee income from trust and investment advisory services and ATM and check card fees. Noninterest expense increased 3% to $11.6 million for the nine months ended September 30, 2008, compared to $11.3 million for the same period in 2007. An increase in non-performing assets, potential problems loans and less favorable economic conditions resulted in a loan loss provision of $739 thousand for the first nine months of 2008 compared to $67 thousand for the same period in 2007.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest and dividend income
Interest and fees on loans	$ 6,955	$ 8,315	$ 21,555	$ 24,333
Interest on federal funds sold	1	4	9	28
Interest on deposits in banks	3	31	33	81
Interest and dividends on securities available for sale:
Taxable interest	523	559	1,527	1,629
Tax-exempt interest	142	120	406	351
Dividends	28	52	126	147
Total interest and dividend income	$ 7,652	$ 9,081	$ 23,656	$ 26,569

Interest expense
Interest on deposits	$ 2,430	$ 3,587	$ 7,802	$ 10,680
Interest on federal funds purchased	28	50	96	130
Interest on company obligated mandatorily redeemable capital securities	143	242	508	716
Interest on other borrowings	433	541	1,400	1,629
Total interest expense	$ 3,034	$ 4,420	$ 9,806	$ 13,155

Net interest income	$ 4,618	$ 4,661	$ 13,850	$ 13,414
Provision for loan losses	385	-	739	67
Net interest income after provision for loan losses	$ 4,233	$ 4,661	$ 13,111	$ 13,347

Noninterest income
Service charges	$ 746	$ 769	$ 2,152	$ 2,160
Fees for other customer services	733	631	2,173	1,808
Gains on sale of loans	24	116	93	241
Gains (losses) on sale of securities available for sale	-	(19)	2	(19)
Gains (losses) on sale of premises and equipment	-	(3)	-	(2)
Other operating income (loss)	(7)	1	111	37
Total noninterest income	$ 1,496	$ 1,495	$ 4,531	$ 4,225

Noninterest expense
Salaries and employee benefits	$ 1,980	$ 2,084	$ 6,301	$ 6,157
Occupancy	317	243	841	717
Equipment	353	327	1,044	955
Other operating expense	1,202	1,176	3,460	3,451
Total noninterest expense	$ 3,852	$ 3,830	$ 11,646	$ 11,280

Income before income taxes	$ 1,877	$ 2,326	$ 5,996	$ 6,292
Provision for income taxes	593	755	1,897	2,038
Net income	$ 1,284	$ 1,571	$ 4,099	$ 4,254

Share and Per Share Data
Net income, basic and diluted	$ 0.44	$ 0.54	$ 1.41	$ 1.46
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,913,831	2,907,232	2,912,165	2,905,610
Book value at period end	$ 13.84	$ 12.23	$ 13.84	$ 12.23
Cash dividends	$ 0.14	$ 0.13	$ 0.42	$ 0.39

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Key Performance Ratios
Return on average assets	0.95%	1.18%	1.02%	1.09%
Return on average equity	12.78%	17.81%	13.87%	16.69%
Net interest margin	3.68%	3.77%	3.71%	3.69%
Efficiency ratio (1)	62.14%	61.32%	62.54%	63.11%

Asset Quality
Loan charge-offs	$ 101	$ 79	$ 325	$ 232
Loan recoveries	58	58	201	163
Net charge-offs	43	21	124	69
Non-accrual loans	8,549	237	8,549	237
Other real estate owned	377	377	377	377
Repossessed assets	21	78	21	78
Non-performing assets	10,228	1,599	10,228	1,599

Average Balances
Average assets	$ 539,197	$ 528,899	$ 537,411	$ 523,651
Average earning assets	508,463	498,642	507,296	494,430
Average shareholders’ equity	40,005	34,968	39,485	34,075
			(unaudited)
			September 30, 2008	September 30, 2007
Capital Ratios
Tier 1 capital			$ 50,475	$ 49,630
Total capital			55,298	53,607
Total capital to risk-weighted assets			11.88%	11.86%
Tier 1 capital to risk-weighted assets			10.84%	10.98%
Leverage ratio			9.36%	9.38%

Balance Sheet
Cash and due from banks			$ 8,633	$ 14,653
Interest-bearing deposits in banks			2,381	1,965
Federal funds sold			5,050	-
Securities available for sale, at fair value			56,807	59,669
Loans held for sale			-	424
Loans, net of allowance for loan losses			447,752	430,616
Premises and equipment, net			21,551	19,341
Interest receivable			1,891	2,145
Other assets			4,422	4,860
Total assets			$ 548,487	$ 533,673

Noninterest-bearing demand deposits			$ 75,506	$ 87,629
Savings and interest-bearing demand deposits			152,294	173,003
Time deposits			228,826	175,817
Total deposits			$ 456,626	$ 436,449
Federal funds purchased			-	4,586
Other borrowings			40,466	40,660
Company obligated mandatorily redeemable capital securities			9,279	12,372
Accrued expenses and other liabilities			1,670	3,850
Total liabilities			$ 508,041	$ 497,917

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	September 30, 2008	September 30, 2007
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,425	1,459
Retained earnings	36,188	32,222
Unearned ESOP shares	(296)	(470)
Accumulated other comprehensive loss, net	(524)	(1,108)
Total shareholders’ equity	$ 40,446	$ 35,756

Total liabilities and shareholders’ equity	$ 548,487	$ 533,673

Loan Data
Mortgage loans on real estate:
Construction	$ 67,282	$ 73,148
Secured by farm land	1,727	1,740
Secured by 1-4 family residential	115,691	106,059
Other real estate loans	196,167	178,813
Loans to farmers (except those secured by real estate)	3,289	2,223
Commercial and industrial loans (except those secured by real estate)	52,007	52,155
Consumer installment loans	15,382	19,285
Deposit overdrafts	233	378
All other loans	797	792
Total loans	$ 452,575	$ 434,593
Allowance for loan losses	4,823	3,977
Loans, net	$ 447,752	$ 430,616

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2008 and 2007 was 34%.  Net interest income on a tax equivalent basis was $4,702 and $4,733 for the three months ended September 30, 2008 and 2007, respectively, and $14,092 and $13,629 for the nine months ended September 30, 2008 and 2007, respectively. Noninterest income excluding securities gains and losses was $1,496 and $1,514 for the three months ended September 30, 2008 and 2007, respectively, and $4,529 and $4,244 for the nine months ended September 30, 2008 and 2007, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.